SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      _____________________________________

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported): October 15, 1996

                                    CITICORP
               (Exact name of registrant as specified in charter)


   Delaware                       1-5738                      13-2614988
(State or other           (Commission File Number)          (IRS Employer
jurisdiction of                                             Identification
incorporation)                                                   Number)


         399 Park Avenue, New York, New York               10043
      (Address of principal executive offices)           (Zip Code)

                       Registrant's telephone number,
                       including area code: (212)559-1000

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5. Other Events

Citicorp [NYSE symbol: CCI]


Citicorp reports third quarter net income of $935 million and earnings per common share of $1.85

Excluding SAIF assessment, earnings were $975 million, up 11%, and earnings per share were $1.93, up 19%


Third Quarter (Dollars in Millions,          1996      1995    Change
except EPS)
Adjusted Revenue                           $5,362    $4,983        8%
Net Income                                    935       877        7%
Earnings Per Share (Fully Diluted)          $1.85     $1.62       14%
Return on Common Equity (%)                 19.87     20.12         -
Return on Total Assets (%)                   1.39      1.31         -
Average Shares Outstanding (Fully           485.6     518.0         -
Diluted)
Excluding SAIF:
  Adjusted Revenue                         $5,426    $4,983        9%
  Net Income                                  975       877       11%
  Earnings Per Share (Fully Diluted)        $1.93     $1.62       19%
  Return on Common Equity (%)               20.74     20.12         -

Nine Months
Adjusted Revenue                          $15,795   $14,571        8%
Net Income                                  2,801     2,559        9%
Earnings Per Share (Fully Diluted)          $5.45     $4.72       15%
Return on Common Equity (%)                 20.27     20.90         -
Excluding SAIF:
  Adjusted Revenue                        $15,859   $14,571        9%
  Net Income                                2,841     2,559       11%
  Earnings Per Share (Fully Diluted)        $5.53     $4.72       17%
  Return on Common Equity (%)               20.57     20.90         -


On October 15, 1996, Citicorp reported that net income in the 1996 third quarter was $935 million, including an after-tax charge of $40 million related to the U.S. Savings Association Insurance Fund ("SAIF"). Excluding the charge, net income of $975 million increased 11% from the same 1995 quarter and earnings per fully diluted common share were up 19%.

John S. Reed, Citicorp Chairman, said, "Our financial results continue on track. We are increasingly confident in our Business Directions strategy and we will continue to work on its execution."

He also noted, "Corporate Banking activities made a strong contribution through focus on the growing needs of our customers around the world, while the Consumer businesses continued their global expansion. Citicorp through its balance of franchises -- Corporate and Consumer -- continues to generate a 20% return."

Against Citicorp's Business Directions financial performance targets, and excluding the SAIF assessment, the company in the 1996 nine months achieved an 11% earnings gain, a return on common equity of 20.6%, a ratio of incremental revenue to expense of 2.1 to 1, and generation of an estimated $2.2 billion of free capital. During the quarter, the company generated an estimated

$0.7 billion of free capital and repurchased 8.9 million shares of common stock for $756 million.

Citicorp's Consumer businesses -- Citibanking, Cards and the Private Bank -- earned $506 million (excluding the SAIF assessment) on adjusted revenue of $3.4 billion, which increased 8% from the 1995 third quarter. Net income from serving corporate banking customers worldwide was $520 million on revenue of $1.7 billion, which rose 7% from the 1995 third quarter.

Details follow:


Consumer business results show revenue growth, but higher Cards credit costs


Third Quarter (Dollars in Millions)          1996      1995    Change
Adjusted Revenue Excluding SAIF            $3,407    $3,144        8%
Adjusted Operating Expense                  1,832     1,704        8%
Operating Margin Excluding SAIF             1,575     1,440        9%
Credit Costs                                  803       633       27%
Income before Taxes Excluding SAIF            722       757      (5%)
Net Income Excluding SAIF                     506       515      (2%)
SAIF Assessment, after-tax                     40         -         -
Net Income                                    466       515     (10%)
Return on Assets (%)                         1.45      1.67         -

Nine Months
Adjusted Revenue Excluding SAIF            $9,979    $9,124        9%
Adjusted Operating Expense                  5,376     5,071        6%
Operating Margin Excluding SAIF             4,603     4,053       14%
Credit Costs                                2,271     1,785       27%
Income before Taxes Excluding SAIF          2,182     2,118        3%
Net Income Excluding SAIF                   1,508     1,412        7%
SAIF Assessment, after-tax                     40         -         -
Net Income                                  1,468     1,412        4%
Return on Assets (%)                         1.56      1.59         -


The Consumer businesses earned $466 million in the third quarter of 1996, compared with $515 million in the 1995 quarter, to reach $1.5 billion in the 1996 nine months, up $56 million or 4% from the first nine months of 1995. 1996 earnings reflected Citicorp's share of the SAIF assessments under legislation enacted on September 30, 1996 to replenish the deposit insurance fund for savings banks. The $64 million pretax assessment, which was charged against net interest revenue, was first discussed in Citicorp's third quarter 1995 10-Q filing and approximates 66 basis points on $9.7 billion of covered deposits. Future insurance premiums paid by Citicorp's savings bank subsidiary are expected to decline. Excluding SAIF, net income for the nine months grew 7%.

Consumer businesses in the emerging markets earned $210 million in the quarter and $660 million for the nine months of 1996, increases of $6 million or 3% and $68 million or 11%, respectively, over the 1995 periods. Emerging markets revenue grew in the quarter by $94 million or 12%, while expense for the franchise grew $83 million or 19%. Net income in the developed markets (excluding the SAIF assessment) was $296 million in the quarter and $848 million in the nine months, down $15 million or 5% and up $28 million or 3%, respectively, from the 1995 periods, as higher U.S. bankcards credit costs countered continued revenue growth.

Citibanking

Citibanking -- which delivers products and services to customers through Citicorp's worldwide branch network and electronic delivery systems -- earned $199 million and $558 million (excluding the SAIF assessment), respectively, in the 1996 third quarter and nine months. Earnings grew $37 million or 23%, and $111 million or 25%, from the respective 1995 periods.

Revenue in the quarter of $1.5 billion (excluding the SAIF assessment) was up $93 million or 7% from a year-ago, reflecting higher business volumes and $42 million from the sale of the consumer mortgage portfolio in the United Kingdom, partially offset by continued spread tightening in most markets.

Expense growth in the quarter was $74 million or 8% from a year ago, including 15% in the emerging markets and 5% in the developed markets. Investment spending continued on Citibanking initiatives, particularly on upgrading systems and delivery of services worldwide through technology convergence, together with branch, product, and service expansion, and further Citibank brand development. Model Branches, which represent the Citibanking branch standard for enhancing customer relationships and efficiency, grew by 18 in the quarter, to reach 525 worldwide, 46% of total consumer branches. PC banking was introduced in Belgium and Spain, making six countries where customers can conduct their banking through personal computers.

Credit costs of $160 million in the quarter were down $1 million or 1% compared to the second quarter of 1996 and down $23 million or 13% from a year ago, reflecting continued improvement in Latin America and, compared with a year ago, lower losses in Europe, particularly Germany.

The CitiSelect family of asset allocation mutual funds expanded its offerings with Folio 500 during the quarter. Since their launch last June, CitiSelect portfolios in the U.S. and Asia have attracted $580 million of consumer investments.


Cards

Cards worldwide -- MasterCard, Visa, Diners Club and private label cards -- earned $243 million in the third quarter, down $47 million or 16% from a year ago, and $749 million in the nine months of 1996, down $59 million or 7% from the comparable 1995 period. Earnings reflected revenue improvements of 10% for the quarter and 11% for the nine month period, as well as increases in overall expense levels and, particularly in the U.S. bankcards business, continued increases in credit costs. The emerging markets Cards business represented approximately 29% of third quarter worldwide Cards earnings.

U.S. bankcards revenue in the third quarter grew 9% over the year-ago quarter, reflecting growth in managed receivables, up $2.0 billion or 5% from a year ago to $44.0 billion at September 30, 1996, and spread improvement. Managed receivables grew $1.2 billion or 3% from the preceding 1996 quarter, primarily reflecting seasonal trends. Charge volumes in the U.S. bankcards business increased from the year-ago quarter by $2.8 billion or 12% to $24.9 billion. Receivable volume growth has been affected by competitive pressures, credit tightening on the part of Citicorp, and moderating increases in consumer personal debt levels.

Third quarter revenue in the emerging markets Cards businesses grew 19% over a year ago, reflecting continued growth in the Asia Pacific and Middle East businesses, where charge volumes on Citicorp-issued cards increased 20% from the year-ago quarter, and improvements in Latin America, principally Brazil. Cards in force in Latin America have grown 17% since last year. The Citibank AAdvantage card was launched in Trinidad, adding to Citicorp's worldwide consumer presence.

The number of cards in force worldwide, including those issued by affiliates, reached 60 million at the end of the quarter, an increase of 4 million or 7% from a year ago. In addition, Diners Club was awarded IBM's corporate card business in Europe, Asia, Canada and half of its U.S. business.

Operating expense in the quarter increased 6% from the year-ago quarter. Expense levels in U.S. bankcards were essentially unchanged, consistent with the lower volume growth trends. Expense grew 32% in the emerging markets Cards businesses as investment spending and franchise development continued. Statement processing for the Caribbean region Cards business was moved to Hagerstown, Maryland, as part of an ongoing program to achieve efficiencies and lower unit costs.

Credit costs for worldwide Cards continued to increase. Credit costs in the quarter were $639 million, up $28 million or 5% from the 1996 second quarter, and up $191 million or 43% from the 1995 third quarter.

Credit costs for U.S. bankcards increased to $550 million, or 5.11% of average managed loans, up $28 million from $522 million or 4.99% in the preceding quarter, and from $379 million or 3.70% a year-ago. Bankruptcies represented 38% of gross U.S. bankcard write-offs compared with 39% in the preceding quarter and 36% in the 1995 third quarter. Managed U.S. bankcard loans delinquent 90 days or more were 1.86% of the portfolio, compared with 1.73% at the end of the preceding quarter and 1.54% a year ago. Citicorp continues to write off bankrupt accounts upon notice of filing of bankruptcy.

Credit costs in the non-U.S. bankcards portfolio, which primarily includes bankcards in the emerging markets, Europe and Japan, as well as worldwide Diners Club, were $89 million or 4.35% of average loans, in the third quarter, compared with $89 million or 4.65% in the preceding quarter, and $69 million or 4.06% in the 1995 third quarter. Loans delinquent 90 days or more improved to 2.13% of the portfolio, compared with 2.25% at the end of the preceding quarter and 2.15% at the end of the 1995 third quarter.

Cards continued to build reserves for possible credit losses, with a provision of $48 million above net credit losses in the quarter, consistent with $49 million in the preceding quarter and $48 million in the same year-ago quarter.


Private Bank

Private Bank net income of $64 million and $201 million in the third quarter and nine months of 1996, respectively, was up $1 million or 2% and $44 million or 28% from the comparable 1995 periods. Income before taxes was $72 million, down 9%, in the third quarter and $250 million, up 30%, for the nine months.

Revenue of $252 million and $749 million in the third quarter and nine months of 1996 was up $13 million or 5% and $56 million or 8% from the comparable year-ago periods. The 11% increase in expense in the quarter was attributable to higher salary levels and reengineering efforts expected to result in future cost efficiencies. Expense for the nine months, including the effects of reengineering, was up 7%.

Total credit costs of $4 million in the quarter compared with $2 million in the year-ago period, which reflected the benefit from dispositions of OREO. For the nine months, Private Bank had net credits of $5 million, compared with net charges of $28 million as the U.S. business benefited from recoveries and lower OREO writedowns. Overall credit trends improved with delinquencies down to 1.61% of loans from 2.32% a year earlier, reflecting an overall decrease in the level of non-performing assets.

Client business volumes under management at the end of the quarter totaled $93 billion, up $8 billion from a year earlier. Growth was balanced across most product lines.

Corporate Banking reports higher net income with improved contributions from both Emerging Markets and Global Relationship Banking


Third Quarter (Dollars in Millions)          1996      1995    Change

Adjusted Revenue                           $1,746    $1,626        7%
Adjusted Operating Expense                  1,127     1,011       11%
Operating Margin                              619       615        1%
Credit Costs                                 (60)        61         -
Income before Taxes                           679       529       28%
Net Income                                    520       389       34%
Return on Assets (%)                         1.53      1.10         -

Nine Months

Adjusted Revenue                           $5,158    $4,959        4%
Adjusted Operating Expense                  3,222     2,988        8%
Operating Margin                            1,936     1,971      (2%)
Credit Costs                                 (72)        86         -
Income before Taxes                         2,008     1,810       11%
Net Income                                  1,629     1,348       21%
Return on Assets (%)                         1.58      1.23         -


Net income from global corporate banking activities of $520 million in the third quarter increased 34% from the 1995 third quarter on revenue of $1.7 billion, which rose 7%. Return on average assets was 1.53%, up from 1.10% a year ago.

Net income from Emerging Markets corporate banking was $345 million and Global Relationship Banking's net income was $175 million (which does not include business done in Emerging Markets for customer relationships managed jointly with the Emerging Markets business).

Citibank placed first in foreign exchange in both Corporate Finance magazine's poll for providing global services to corporations and Emerging Markets Investor magazine's poll of 1,000 international fund managers.


Emerging Markets

Net income from banking for corporate customers in the emerging markets totaled $345 million in the quarter, up $83 million or 32% from a year ago. Return on assets of 2.25% increased from 2.08% in the 1995 third quarter. Pretax income totaled $436 million, up 23% from the 1995 third quarter with an effective income tax rate of 21%, compared with an effective tax rate of 26% a year ago.

Revenue of $815 million increased $98 million or 14% from the 1995 third quarter. The revenue growth included a $36 million or 20% increase in trading-related revenue coupled with strong momentum in transaction banking services. Revenue also included $28 million arising from the Panama refinancing agreement concluded during the quarter. About 20% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown at a double digit rate from the third quarter of 1995.

Expense of $426 million increased $80 million or 23% from the 1995 third quarter, primarily reflecting investment spending to build the franchise and costs associated with implementing Citicorp's plan to gain market share in selected emerging market countries. Since the third quarter of 1995, operations were expanded around the world by opening new or additional offices or converting representative offices to branches or subsidiaries in China, Israel, Lebanon, Peru, Russia, Slovakia and Tanzania. In addition, the Citi Islamic Bank was opened in Bahrain.

Credit costs, including recoveries of $54 million attributable to the refinancing agreements concluded with Panama and Croatia, remained low during the quarter, and resulted in a net credit of $47 million, compared with a net charge of $16 million in the 1995 third quarter. Debt restructuring activities continued with Peru during the quarter.


Global Relationship Banking

Net income from the Global Relationship Banking business in North America, Europe and Japan totaled $175 million, up $48 million or 38% from the 1995 third quarter. Pretax income was $243 million, up 40% from the 1995 third quarter. Average assets were reduced by $16 billion, primarily in trading-related activities, from the third quarter of 1995, as Global Relationship Banking continued to focus on asset utilization and improving returns. Return on average assets of 0.94% improved from 0.56% in the 1995 third quarter.

Revenue of $931 million grew $22 million from the 1995 third quarter, and reflects growth in corporate finance and transaction banking services, together with strong trading and venture capital results. Trading-related revenue of $259 million declined $61 million from the unusually strong third quarter 1995 level. Venture capital revenues of $129 million improved $46 million from the 1995 third quarter, reflecting the robust U.S. equity markets. Expense of $701 million increased $36 million or 5% compared with the 1995 quarter, primarily reflecting increased spending on technology and risk management initiatives, and volume-related expenses in transaction banking services.

Credit costs in the quarter were a net credit of $13 million, compared with a charge of $45 million in the 1995 third quarter. The third quarter of 1995 also included a provision in excess of net write-offs of $25 million.


Other Items

Citicorp's effective tax rate was 37% in the third quarters of 1996 and 1995, and 38% for the nine month periods of 1996 and 1995. Income taxes are attributed to core businesses on the basis of local tax rates, which resulted in effective tax rates of 26% and 30% in the 1996 and 1995 third quarters, respectively, and 25% and 30% for the nine month periods, reflecting changes in the nature and geographic mix of earnings. The difference between the local tax rate and Citicorp's overall effective rate in each period is included in corporate items.

At September 30, 1996, total reserves (including reserves for sold Consumer portfolios) were $5.9 billion. Citicorp continued to build its allowance for credit losses, adding $50 million above net credit losses, primarily related to Cards, consistent with the practice in recent quarters.

Tier 1 capital was $19.2 billion, total capital was estimated at $28.5 billion, and the Tier 1 and total capital ratios were estimated at 8.4% and 12.4%, respectively. The ratio of common equity to total assets was 6.7%. The number of shares acquired since June 20, 1995, when the Board of Directors authorized the stock repurchase program, totaled 51.1 million for an outlay of $3.8 billion. As expanded in January 1996, the program is authorized to make total purchases for up to $4.5 billion.

Average common shares outstanding for the purpose of computing fully diluted earnings per share in the 1996 third quarter were 486 million and 492 million in the preceding 1996 quarter, principally reflecting the net effect of the share repurchase program and employee stock plans.


Tables detailing key financial data, an analysis of earnings, business results and credit indicators follow, along with selected financial statements. Further details concerning the financial results will be available next month in Citicorp's Form 10-Q.

FINANCIAL SUMMARY
                        Third Quarter            Nine Months
                         1996    1995  Change    1996   1995   Change

Net Income (In           $935    $877      7%  $2,801 $2,559       9%
  Millions of Dollars)
Net Income Per Share
Common & Common
  Equivalent Shares    $ 1.85  $ 1.79      3%  $ 5.53 $ 5.29       5%

Assuming Full          $ 1.85  $ 1.62     14%  $ 5.45 $ 4.72      15%
  Dilution

Common Stockholders'
  Equity Per Share     $38.94  $37.99      3%

Closing Stock Price
  At Quarter End       $90.63  $70.75     28%
Financial Ratios
Return on Total         1.39%   1.31%           1.40%   1.27%
  Assets

Return on Common
  Stockholders'        19.87%  20.12%          20.27%  20.90%
  Equity
Capital (Dollars in
  Billions)
Tier 1                  $19.2   $18.6
Total (Tier 1 and 2)(A)  28.5    27.3

Tier 1 Ratio (A)         8.4%    8.4%
Total Ratio (Tier 1     12.4%   12.3%
  and 2) (A)

Common Equity as a
  Percentage of         6.74%   6.27%
  Total Assets
Total Equity as a
  Percentage of         7.50%   7.57%
  Total Assets
Dividends Declared
  (In Millions of
  Dollars)
Common                   $213    $127            $639    $365
Preferred                  38      83             123     271

(A)  1996 estimated.

Earnings Analysis (In Millions of Dollars)
                     Third Quarter                Nine Months
                      1996    1995   Change    1996      1995 Change

Total Revenue       $5,010  $4,757       5% $14,831   $13,889     7%
Effect of Credit
  Card                 360     219      64%   1,003       667    50%
  Securitizations
Net Cost To Carry (A)  (8)       7       NM    (39)        15     NM
Adjusted Revenue     5,362   4,983       8%  15,795    14,571     8%
Total Operating      3,078   2,793      10%   8,916     8,284     8%
  Expense
Net OREO Benefits (B)    8      33    (76%)      37        46  (20%)
Adjusted
  Operating          3,086   2,826       9%   8,953     8,330     7%
  Expense
Operating Margin     2,276   2,157       6%   6,842     6,241    10%
Consumer Credit        803     633      27%   2,271     1,785    27%
  Costs (C)
Commercial Credit     (60)      61       NM    (72)        86     NM
  Costs (D)
Operating Margin
  Less Credit        1,533   1,463       5%   4,643     4,370     6%
  Costs
Additional              50      75    (33%)     150       225  (33%)
  Provision (E)
Income Before Taxes  1,483   1,388       7%   4,493     4,145     8%
Income Taxes           548     511       7%   1,692     1,586     7%
Net Income            $935  $  877       7% $ 2,801   $ 2,559     9%


(A) Principally the net cost to carry commercial cash-basis loans and other real estate owned ("OREO").
(B) Principally gains and losses on sales, direct revenue and expense, and writedowns of commercial OREO.
(C) Principally Consumer net credit write-offs adjusted for the effect of credit card receivables securitizations.
(D) Includes commercial net credit write-offs, net cost to carry, and net OREO benefits.
(E)  Primarily  charges for credit  losses in excess of net  write-offs.
NM Not meaningful, as percentage equals or exceeds 100%.

Earnings Summary
                      Third Quarter              Nine Months
(Dollars In           1996  1995(A)  Change     1996 1995(A)  Change
  Millions)

Consumer              $466     $515   (10%)   $1,468  $1,412      4%
Corporate Banking (B)  520      389     34%    1,629   1,348     21%
Core Businesses        986      904      9%    3,097   2,760     12%
Corporate Items       (51)     (27)   (89%)    (296)   (201)   (47%)
Total Citicorp        $935     $877      7%   $2,801  $2,559      9%

Supplemental
  Information:
Consumer:
Citibanking           $159     $162    (2%)   $  518  $  447     16%
Cards                  243      290   (16%)      749     808    (7%)
Private Bank            64       63      2%      201     157     28%
Total                 $466     $515   (10%)   $1,468  $1,412      4%

Developed Markets     $256     $311   (18%)   $  808  $  820    (1%)
Emerging Markets       210      204      3%      660     592     11%
Total                 $466     $515   (10%)   $1,468  $1,412      4%

Corporate Banking (B):

Emerging Markets      $345     $262     32%   $1,169  $  875     34%
Global Relationship    175      127     38%      460     473    (3%)
  Banking
Total                 $520     $389     34%   $1,629  $1,348     21%

(A)  Reclassified to conform to latest quarter's presentation.
(B) Corporate Banking activities also include the results of the Cross-Border Refinancing and the North America Commercial Real Estate portfolios in Emerging Markets and Global Relationship Banking, respectively.

Consumer               Third Quarter              Nine Months
(Dollars In           1996   1995(A)  Change    1996  1995(A)  Change
  Millions)

Total Revenue (B)   $2,982    $2,922      2%  $8,921   $8,447      6%
Effect of Credit
  Card                 360       219     64%   1,003      667     50%
  Securitizations
Net Cost to Carry
  Cash-Basis Loans       1         3   (67%)     (9)       10      NM
  and OREO
Adjusted Revenue     3,343     3,144      6%   9,915    9,124      9%
Total Operating      1,834     1,700      8%   5,380    5,076      6%
  Expense
Net OREO Costs         (2)         4      NM     (4)      (5)   (20%)
Adjusted Operating   1,832     1,704      8%   5,376    5,071      6%
  Expense
Operating Margin     1,511     1,440      5%   4,539    4,053     12%
Net Write-offs         440       415      6%   1,273    1,103     15%
Effect of Credit
  Card                 360       219     64%   1,003      667     50%
  Securitizations
Net Cost to Carry
  and Net OREO           3       (1)      NM     (5)       15      NM
  Costs
Credit Costs           803       633     27%   2,271    1,785     27%
Operating Margin
  Less Credit Costs    708       807   (12%)   2,268    2,268       -
Additional              50        50       -     150      150       -
  Provision
Income Before Taxes    658       757   (13%)   2,118    2,118       -
Income Taxes           192       242   (21%)     650      706    (8%)
Net Income          $  466    $  515   (10%)  $1,468   $1,412      4%
Average Assets (In
  Billions of         $128      $122      5%    $126     $119      6%
  Dollars)
Return on Assets     1.45%     1.67%       -   1.56%    1.59%       -

(A) Reclassified to conform to latest quarter's  presentation.
(B) Includes $64 million SAIF assessment in the 1996 periods.
 NM Not  meaningful,  as percentage equals or exceeds 100%.

(Dollars In            Third Quarter       %      Nine Months       %
  Millions)
Citibanking            1996  1995(A)  Change    1996  1995(A)  Change

Revenue (B)          $1,408   $1,379       2  $4,265   $4,018       6
Operating Expense     1,021      947       8   3,020    2,799       8
Operating Margin        387      432    (10)   1,245    1,219       2
Credit Costs            160      183    (13)     479      510     (6)
Operating Margin
  Less Credit Costs     227      249     (9)     766      709       8
Additional                2        2       -       4       14    (71)
  Provision
Income Before Taxes     225      247     (9)     762      695      10
Income Taxes             66       85    (22)     244      248     (2)
Net Income           $  159   $  162     (2)  $  518   $  447      16
Average Assets (In
  Billions of           $83      $80       4     $82      $79       4
  Dollars)
Return on Assets      0.76%    0.80%       -   0.84%    0.76%       -

Cards

Adjusted Revenue     $1,683   $1,526      10  $4,901   $4,413      11
Adjusted Operating      635      599       6   1,852    1,800       3
Expense
Operating Margin      1,048      927      13   3,049    2,613      17
Credit Costs            639      448      43   1,797    1,247      44
Operating Margin
  Less Credit Costs     409      479    (15)   1,252    1,366     (8)
Additional               48       48       -     146      136       7
  Provision
Income Before Taxes     361      431    (16)   1,106    1,230    (10)
Income Taxes            118      141    (16)     357      422    (15)
Net Income           $  243   $  290    (16)  $  749   $  808     (7)
Average Assets (In
  Billions of           $28      $27       4     $28      $25      12
  Dollars)
Return on Assets (C)  3.45%    4.26%       -   3.57%    4.32%       -

Private Bank

Adjusted Revenue       $252     $239       5    $749     $693       8
Adjusted Operating      176      158      11     504      472       7
  Expense
Operating Margin         76       81     (6)     245      221      11
Credit Costs              4        2      NM     (5)       28      NM
Operating Margin
  Less Credit Costs      72       79     (9)     250      193      30
Additional                -        -       -       -        -       -
  Provision
Income Before Taxes      72       79     (9)     250      193      30
Income Taxes              8       16    (50)      49       36      36
Net Income             $ 64     $ 63       2    $201     $157      28
Average Assets (In
  Billions of           $17      $15      13     $16      $15       7
  Dollars)
Return on Assets      1.50%    1.67%       -   1.68%    1.40%       -

(A) Reclassified to conform to latest quarter's  presentation.
(B) Includes $64 million  SAIF  assessment  in the 1996  periods.
(C) Adjusted for the effect of credit card securitizations, the return on managed assets for worldwide Cards was 1.77% in the 1996 quarter and 2.28% in the year-ago quarter. For the nine months of 1996 and 1995, the return on managed assets was 1.86% and 2.22%, respectively.
NM Not meaningful, as percentage equals or exceeds 100%.

(Dollars In            Third Quarter       %      Nine Months       %
  Millions)
Developed Markets      1996  1995(A)  Change    1996  1995(A)  Change

Adjusted Revenue (B) $2,456   $2,351       4  $7,262   $6,824       6
Adjusted Operating    1,310    1,265       4   3,869    3,791       2
  Expense
Operating Margin      1,146    1,086       6   3,393    3,033      12
Credit Costs            714      548      30   1,991    1,594      25
Operating Margin
  Less Credit Costs     432      538    (20)   1,402    1,439     (3)
Additional               47       46       2     136      126       8
  Provision
Income Before Taxes     385      492    (22)   1,266    1,313     (4)
Income Taxes            129      181    (29)     458      493     (7)
Net Income           $  256   $  311    (18)  $  808   $  820     (1)
Average Assets (In
  Billions of           $89      $87       2     $88      $85       4
  Dollars)
Return on Assets      1.14%    1.42%       -   1.23%    1.29%       -



Emerging Markets

Adjusted Revenue       $887     $793      12  $2,653   $2,300      15
Adjusted Operating      522      439      19   1,507    1,280      18
  Expense
Operating Margin        365      354       3   1,146    1,020      12
Credit Costs             89       85       5     280      191      47
Operating Margin
  Less Credit Costs     276      269       3     866      829       4
Additional                3        4    (25)      14       24    (42)
  Provision
Income Before Taxes     273      265       3     852      805       6
Income Taxes             63       61       3     192      213    (10)
Net Income             $210     $204       3  $  660   $  592      11
Average Assets (In
  Billions of           $39      $35      11     $38      $34      12
  Dollars)
Return on Assets      2.14%    2.31%       -   2.32%    2.33%       -

(A) Reclassified to conform to latest quarter's  presentation.
(B) Includes $64 million SAIF assessment in the 1996 periods.

Corporate Banking      Third Quarter       %      Nine Months       %
(Dollars In            1996  1995(A)  Change    1996  1995(A)  Change
  Millions)

Total Revenue        $1,755   $1,622       8  $5,188   $4,954       5
Net Cost to Carry
  Cash-Basis Loans      (9)        4      NM    (30)        5      NM
  and OREO
Adjusted Revenue      1,746    1,626       7   5,158    4,959       4
Total Operating       1,117      982      14   3,181    2,937       8
  Expense
Net OREO Benefits        10       29    (66)      41       51    (20)
Adjusted Operating    1,127    1,011      11   3,222    2,988       8
  Expense
Operating Margin        619      615       1   1,936    1,971     (2)
Net Write-offs         (41)       86      NM     (1)      132      NM
  (Recoveries)
Net Cost to Carry
  and Net OREO         (19)     (25)    (24)    (71)     (46)      54
  Benefits
Credit Costs           (60)       61      NM    (72)       86      NM
Operating Margin
  Less Credit Costs     679      554      23   2,008    1,885       7
Additional                -       25      NM       -       75      NM
  Provision
Income Before Taxes     679      529      28   2,008    1,810      11
Income Taxes            159      140      14     379      462    (18)
Net Income           $  520   $  389      34  $1,629   $1,348      21
Average Assets (In
  Billions of          $135     $140     (4)    $138     $146     (5)
  Dollars)
Return on Assets      1.53%    1.10%       -   1.58%    1.23%       -

(A) Reclassified to conform to latest quarter's presentation.
NM Not meaningful, as percentage equals or exceeds 100%.

(Dollars In            Third Quarter       %      Nine Months       %
  Millions)
Emerging Markets       1996  1995(A)  Change    1996  1995(A)  Change

Adjusted Revenue      $815     $717      14   $2,532  $2,190      16
Adjusted Operating     426      346      23    1,197   1,013      18
  Expense
Operating Margin       389      371       5    1,335   1,177      13
Credit Costs          (47)       16      NM     (45)      33      NM
Operating Margin
  Less Credit Costs    436      355      23    1,380   1,144      21
Additional               -        -       -        -       -       -
  Provision
Income Before Taxes    436      355      23    1,380   1,144      21
Income Taxes            91       93     (2)      211     269    (22)
Net Income            $345     $262      32   $1,169  $  875      34
Average Assets (In
  Billions of          $61      $50      22      $58     $49      18
  Dollars)
Return on Assets     2.25%    2.08%       -    2.69%   2.39%       -



Global Relationship Banking

Adjusted Revenue       $931     $909       2  $2,626   $2,769     (5)
Adjusted Operating      701      665       5   2,025    1,975       3
  Expense
Operating Margin        230      244     (6)     601      794    (24)
Credit Costs           (13)       45      NM    (27)       53      NM
Operating Margin
  Less Credit           243      199      22     628      741    (15)
  Costs
Additional                -       25      NM       -       75      NM
  Provision
Income Before Taxes     243      174      40     628      666     (6)
Income Taxes             68       47      45     168      193    (13)
Net Income             $175     $127      38  $  460   $  473     (3)
Average Assets (In
  Billions of           $74      $90    (18)     $80      $97    (18)
  Dollars)
Return on Assets      0.94%    0.56%       -   0.77%    0.65%       -

(A) Reclassified to conform to latest quarter's presentation.
NM Not meaningful, as percentage equals or exceeds 100%.

Corporate Items (A)    Third Quarter       %      Nine Months       %
(In Millions of        1996  1995(B)  Change     1996 1995(B)  Change
  Dollars)

Revenue                $273     $213      28  $  722   $  488      48
Operating Expense       127      111      14     355      271      31
Income Before Taxes     146      102      43     367      217      69
Income Taxes            197      129      53     663      418      59
Net Loss              $(51)    $(27)      89  $(296)   $(201)      47

(A) Corporate Items includes revenue derived from charging businesses for funds employed (based upon a marginal cost of funds concept), unallocated corporate costs, and the offset created by attributing income taxes to the core businesses on a local tax-rate basis.
(B) Reclassified to conform to latest quarter's presentation.

Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios
                        Total     90 Days or More   Net Credit Losses
                    Loans (A)            Past Due
                    Sept. 30, Sept.   June  Sept.   3rd    2nd    3rd
                         1996   30,    30,    30,  Qtr.   Qtr.   Qtr.
                               1996   1996   1995  1996   1996   1995
        (Dollars in Billions)         (Dollars in         (Dollars in
                                        Millions)           Millions)

Citibanking          $ 65.2  $2,527 $2,663 $2,759  $160   $161   $183
Ratio                         3.87%  4.05%  4.26% 0.95%  0.99%  1.14%

Cards
U.S. Bankcards         43.5     809    732    643   550    522    379
Ratio                         1.86%  1.73%  1.54% 5.11%  4.99%  3.70%

Other                   8.3     178    180    150    89     89     69
Ratio                         2.13%  2.25%  2.15% 4.35%  4.65%  4.06%

Private Bank           15.3     247    254    321     1    (3)      3
Ratio                         1.61%  1.66%  2.32% 0.05%     NM  0.07%

Total Managed         132.3   3,761  3,829  3,873   800    769    634
Ratio                         2.84%  2.91%  3.04% 2.40%  2.38%  2.02%

Effect of Credit
  Card               (26.1)   (499)  (452)  (387) (360)  (349)  (219)
  Securitizations

Total On-Balance     $106.2  $3,262 $3,377 $3,486  $440   $420   $415
  Sheet
Ratio                         3.07%  3.20%  3.39% 1.64%  1.62%  1.63%

Supplemental
Information
  (Managed
  Portfolio):
Developed            $100.6  $3,377 $3,448 $3,599  $711   $672   $549
Ratio                         3.36%  3.42%  3.63% 2.79%  2.70%  2.24%

Emerging               31.7     384    381    274    89     97     85
Ratio                         1.21%  1.25%  0.98% 1.13%  1.30%  1.24%

(A) End of period, net of unearned income.
NM Not meaningful, as recoveries result in a negative percentage.

Consumer Loan Balances
                                End of Period (A)         Average (A)
                              Sept.   June  Sept.    3rd    2nd    3rd
(In Billions of Dollars)        30,    30,    30,   Qtr.   Qtr.   Qtr.
                               1996   1996   1995   1996   1996   1995

Managed                      $132.3 $131.4 $127.2 $132.3 $130.3 $124.7
Effect of Credit Card        (26.1) (26.0) (24.4) (26.2) (26.2) (23.6)
  Securitizations
On-Balance Sheet             $106.2 $105.4 $102.8 $106.1 $104.1 $101.1

(A) Net of unearned income.

Cash-Basis and Renegotiated Loans
                                      Sept. 30,   Dec. 31,  Sept. 30,
(In Millions of Dollars)                   1996       1995       1995

Commercial Cash-Basis Loans
Collateral-Dependent (at Lower
  of Cost or Collateral Value) (A)         $588     $  779     $  899
Other                                       809        755        775
Total Commercial Cash-Basis Loans        $1,397     $1,534     $1,674

Commercial Renegotiated Loans              $330       $421       $395

Consumer Loans On Which
  Accrual of Interest Has Been           $2,333     $2,660     $2,665
  Suspended

(A) A cash-basis loan is defined as collateral dependent when repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.



Other Real Estate Owned and Assets Pending Disposition (A)
                                      Sept. 30,   Dec. 31,  Sept. 30,
(In Millions of Dollars)                   1996       1995       1995

Consumer OREO                              $464     $  529     $  561
Commercial OREO                             492        625        960
Total OREO                                 $956     $1,154     $1,521

Assets Pending Disposition (B)             $182       $205       $195

(A)  Carried at lower of cost or collateral value.
(B) Represents Consumer residential mortgage loans that have a high probability of foreclosure.

Allowance for Credit Losses
                                      Sept. 30,   Dec. 31,  Sept. 30,
(Dollars In Millions)                      1996       1995       1995

Consumer                                 $2,036     $1,944     $1,931
Commercial                                3,424      3,424      3,410
Total                                    $5,460     $5,368     $5,341
Allowance As a Percent of Total
  Loans:
Consumer                                  1.92%      1.84%      1.88%
Commercial                                5.44%      5.71%      5.89%
Total                                     3.23%      3.24%      3.32%

Reserves For Sold Consumer                 $481       $486       $473
  Portfolios



Net Write-offs, Excess Provision, and Provision for Credit Losses

                                    Third Quarter         Nine Months
(In Millions of Dollars)           1996      1995      1996      1995
Net Write-offs (Recoveries):

Consumer (A)                       $800      $634    $2,276    $1,770
Commercial                         (41)        86       (1)       122
Total Adjusted Net Write-offs       759       720     2,275     1,892
Effect of Credit Card             (360)     (219)   (1,003)     (667)
  Securitizations
Total                              $399      $501    $1,272    $1,225

Excess Provision:
Consumer                            $50       $50      $150      $150
Commercial                            -        25         -        75
Total                               $50       $75      $150      $225

Provision for Credit Losses:
Consumer                           $490      $465    $1,423    $1,253
Commercial                         (41)       111       (1)       207
Total                              $449      $576    $1,422    $1,460

(A) Adjusted for the effect of credit card securitizations.

Consolidated Statement of Income            CITICORP and Subsidiaries
                      Third Quarter               Nine Months
(In Millions of                           %                         %
  Dollars,             1996    1995  Change     1996     1995  Change
  Except Per Share
  Amounts)

Interest Revenue     $5,815  $5,795       -  $17,342  $17,105       1

Interest Expense      3,106   3,197     (3)    9,220    9,714     (5)

Net Interest          2,709   2,598       4    8,122    7,391      10
  Revenue

Provision for           449     576    (22)    1,422    1,460     (3)
  Credit Losses

Net Interest
  Revenue after       2,260   2,022      12    6,700    5,931      13
  Provision for
  Credit Losses

Fees, Commissions,
  and Other Revenue
Fees and              1,363   1,268       7    4,024    3,793       6
  Commissions
Foreign Exchange        221     250    (12)      640      878    (27)
Trading Account         224     182      23      420      363      16
Securities                5      21    (76)      146       65      NM
  Transactions
Other Revenue           488     438      11    1,479    1,399       6
Total Fees,
  Commissions,        2,301   2,159       7    6,709    6,498       3
  and Other
  Revenue

Operating Expense
Salaries              1,240   1,122      11    3,584    3,321       8
Employee Benefits       338     338       -    1,006      979       3
Total Employee        1,578   1,460       8    4,590    4,300       7
  Expense
Net Premises
  and Equipment         471     433       9    1,367    1,260       8
  Expense
Other Expense         1,029     900      14    2,959    2,724       9
Total Operating       3,078   2,793      10    8,916    8,284       8
  Expense

Income Before Taxes   1,483   1,388       7    4,493    4,145       8
Income Taxes            548     511       7    1,692    1,586       7

Net Income           $  935  $  877       7  $ 2,801  $ 2,559       9
Income Applicable
  to Common Stock      $897    $798      12   $2,682   $2,290      17
Earnings Per Share:
On Common and
  Common              $1.85   $1.79       3    $5.53    $5.29       5
  Equivalent
  Shares
Assuming Full         $1.85   $1.62      14    $5.45    $4.72      15
  Dilution

Consolidated Balance Sheet                  CITICORP and Subsidiaries
                                      Sept. 30,   Dec. 31,          %
(In Millions of Dollars)                   1996       1995     Change

Assets
Cash and Due from Banks                $  7,304   $  5,723         28
Deposits at Interest with Banks          11,993      9,028         33
Securities, At Fair Value
Available for Sale                       24,716     18,213         36
Venture Capital                           1,959      1,854          6
Trading Account Assets                   28,432     32,093       (11)
Federal Funds Sold and Securities
  Purchased Under Resale Agreements      11,258      8,113         39
Loans, Net of Unearned Income
Consumer                                106,205    105,643          1
Commercial                               62,922     59,999          5
Total Loans                             169,127    165,642          2
Allowance for Credit Losses             (5,460)    (5,368)          2
Customers' Acceptance Liability           2,270      1,542         47
Premises and Equipment, Net               4,570      4,339          5
Interest and Fees Receivable              3,016      2,914          4
Other Assets                             12,745     12,760          -

Total                                  $271,930   $256,853          6

Liabilities
Non-Interest-Bearing Deposits in       $ 13,850   $ 13,388          3
  U.S. Offices
Interest-Bearing Deposits in U.S.        38,337     36,700          4
  Offices
Non-Interest-Bearing Deposits in          8,965      8,164         10
  Offices Outside the U.S.
Interest-Bearing Deposits in Offices    118,167    108,879          9
  Outside the U.S.
Total Deposits                          179,319    167,131          7
Trading Account Liabilities              18,430     18,274          1
Purchased Funds and Other Borrowings     17,580     16,334          8
Acceptances Outstanding                   2,317      1,559         49
Accrued Taxes and Other Expense           5,964      5,719          4
Other Liabilities                         8,593      9,767       (12)
Long-Term Debt and Subordinated          19,330     18,488          5
  Capital Notes

Stockholders' Equity
Preferred Stock (Without par value)       2,078      3,071       (32)
Common Stock ($1.00 par value)              506        461         10
  Issued Shares: 506,298,235 and
  461,319,265, respectively
Surplus                                   6,438      5,702         13
Retained Earnings                        13,566     12,190         11
Net Unrealized Gains - Securities           581        132         NM
  Available for Sale
Foreign Currency Translation              (475)      (437)          9
Common Stock in Treasury, at Cost       (2,297)    (1,538)         49
  Shares 35,815,022 and 34,030,205,
  respectively

    Total Stockholders' Equity           20,397     19,581          4
Total                                  $271,930   $256,853          6

Net Interest Revenue              3rd     2nd     1st     4th     3rd
Statistics                       Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
(Taxable Equivalent Basis)(A)    1996    1996    1996    1995    1995
(In Millions of Dollars)

Adjusted Net Interest Revenue
  Excluding SAIF (B):          $3,394  $3,351  $3,263  $3,106  $3,114
SAIF Assessment                  (64)       -       -       -       -
Adjusted Net Interest
  Revenue(B)                    3,330   3,351   3,263   3,106   3,114
Effect of Credit Card           (613)   (615)   (570)   (537)   (508)
  Securitizations
Total                          $2,717  $2,736  $2,693  $2,569  $2,606


(In Billions of Dollars)
Adjusted Average Interest-     $258.8  $256.8  $254.6  $251.0  $245.1
  Earning Assets (B):
Effect of Credit Card          (26.2)  (26.2)  (25.9)  (25.2)  (23.6)
  Securitizations
Total                          $232.6  $230.6  $228.7  $225.8  $221.5

Adjusted Net Interest Margin
  Excluding SAIF (B)            5.22%   5.25%   5.15%   4.91%   5.04%
SAIF Assessment                (.10%)      -%      -%      -%      -%
Adjusted Net Interest
  Margin(B):                    5.12%   5.25%   5.15%   4.91%   5.04%
Effect of Credit Card          (.47)%  (.48)%  (.41)%  (.40)%  (.37)%
  Securitizations
Total                           4.65%   4.77%   4.74%   4.51%   4.67%

(A) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.
(B) Adjusted for the effect of credit card securitizations.



Consolidated Average Balances
                         3rd Qtr. 2nd Qtr. 1st Qtr. 4th Qtr. 3rd Qtr.
(In Billions of Dollars)     1996     1996     1996     1995     1995

Loans:
Consumer                     $106     $104     $104     $103     $101
Commercial                     61       60       59       58       56
Total Average Loans          $167     $164     $163     $161     $157

Total Average Assets         $268     $268     $268     $266     $266

(In Millions of Dollars)
Common Stockholders'      $17,950  $17,713  $17,362  $16,166  $15,716
  Equity
Preferred Equity            2,078    2,078    2,367    3,169    3,717
Total Average             $20,028  $19,791  $19,729  $19,335  $19,433
  Stockholders' Equity

Calculation of Earnings Per Share

                             Third Quarter 1996    Third Quarter 1995
                            On Common             On Common
                           and Common  Assuming  and Common  Assuming
                           Equivalent      Full  Equivalent      Full
(In Millions, except Per       Shares  Dilution      Shares  Dilution
  Share Amounts)
Earnings
  Income Applicable to           $897      $897        $798      $798
  Common Stock
Dividends on Conversion
  Preferred Stock, Series           -         -          11        11
  15 (A)
Dividends on Convertible
  Preferred
  Stock, Series 12 and              -         -           -        31
  Series 13 (B)
Income Applicable to
  Common Stock, Adjusted         $897      $897        $809      $840
Shares
Weighted-Average Common
  Shares Outstanding (A)(B)(C)  471.0     471.0       422.0     422.0
Conversion Preferred                -         -        12.5      12.5
  Stock, Series 15 (A)
Convertible Preferred
  Stock,                            -         -           -      65.7
  Series 12 and Series 13 (B)
Other Common Equivalent          13.8      14.6        16.2      17.8
  Shares (D)
Total                           484.8     485.6       450.7     518.0
Earnings Per Share
Net Income                      $1.85     $1.85       $1.79     $1.62

(A) Conversion Preferred Stock, Series 15 was fully redeemed during 1995.
(B) During the first quarter of 1996, the remaining Convertible Preferred Stock, Series 12 and 13 were converted to 59.0 million shares of common stock. The shares are included in the fully diluted computation on an if-converted basis up to conversion dates, and from conversion dates forward these shares are included in weighted-average common shares outstanding.
(C)   Includes 1.0 million and 1.1 million book value shares  in  1996 and 1995, respectively.
(D) Includes the dilutive effect of stock options and stock purchase agreements computed using the treasury stock method and shares issuable under deferred stock awards.



                                                 Sept. 30,  Sept. 30,
(In Thousands)                                        1996       1995
Common Shares Outstanding                          470,483    425,062

                               Nine Months 1996      Nine Months 1995
                            On Common             On Common
                           and Common  Assuming  and Common  Assuming
                           Equivalent      Full  Equivalent      Full
(In Millions, except Per       Shares  Dilution      Shares  Dilution
  Share Amounts)

Earnings
  Income Applicable to         $2,682    $2,682      $2,290    $2,290
  Common Stock
Dividends on Conversion
  Preferred Stock, Series           -         -          58        58
  15 (A)
Dividends on Convertible
  Preferred
  Stock, Series 12 and              -         5           -        99
  Series 13 (B)
Income Applicable to
  Common Stock, Adjusted       $2,682    $2,687      $2,348    $2,447
  Shares
Weighted-Average Common
  Shares Outstanding(A)(B)(C)   470.5     470.5       406.6     406.6
Conversion Preferred                -         -        24.1      24.1
  Stock, Series 15 (A)
Convertible Preferred
  Stock,                            -       6.9           -      70.6
  Series 12 and Series 13 (B)
Other Common Equivalent          14.6      15.4        13.2      16.8
  Shares (D)
Total                           485.1     492.8       443.9     518.1
Earnings Per Share
Net Income                      $5.53     $5.45       $5.29     $4.72

(A) Conversion Preferred Stock, Series 15 was fully redeemed during 1995.
(B) During the first quarter of 1996, the remaining Convertible Preferred Stock, Series 12 and 13 were converted to 59.0 million shares of common stock. The shares are included in the fully diluted computation on an if-converted basis up to conversion dates, and from conversion dates forward these shares are included in weighted-average common shares outstanding.
(C)   Includes 1.0 million and 1.1 million book value shares  in  1996 and 1995, respectively.
(D) Includes the dilutive effect of stock options and stock purchase agreements computed using the treasury stock method and shares issuable under deferred stock awards.

Other Revenue          Third Quarter       %      Nine Months       %
(In Millions of        1996  1995(A)  Change    1996  1995(A)  Change
  Dollars)

Securitized Credit
  Card Receivables     $210     $274    (23)    $658   $  734    (10)
Venture Capital         129       89      45     274      362    (24)
Affiliate Earnings       43       50    (14)     188      157      20
Net Asset Gains
  and Other Items       106       25      NM     359      146      NM
Total                  $488     $438      11  $1,479   $1,399       6

(A) Reclassified to conform to latest quarter's presentation.
NM Not meaningful, as percentage equals or exceeds 100%.



Trading-Related        Third Quarter       %      Nine Months       %
  Revenue
(In Millions of        1996  1995(A)  Change    1996  1995(A)  Change
  Dollars)

By Business Sector:
Corporate Banking:
Emerging Markets       $217     $181      20  $  582   $  508      15
Global
  Relationship          259      320    (19)     603      816    (26)
  Banking
Total
  Corporate             476      501     (5)   1,185    1,324    (10)
    Banking
Consumer and Other       71       57      25     181      182     (1)
Total                  $547     $558     (2)  $1,366   $1,506     (9)

By Trading
  Activity:
Foreign Exchange (B)   $251     $294    (15)  $  693   $  862    (20)
Derivative (C)          159      137      16     434      356      22
Fixed Income (D)         41       49    (16)      13       55    (76)
Other                    96       78      23     226      233     (3)
Total                  $547     $558     (2)  $1,366   $1,506     (9)

By Income Statement
  Line:
Foreign Exchange       $221     $250    (12)  $  640   $  878    (27)
Trading Account         224      182      23     420      363      16
Other (E)               102      126    (19)     306      265      15
Total                  $547     $558     (2)  $1,366   $1,506     (9)

(A)  Reclassified  to conform to latest  quarter's  presentation.
(B)  Includes foreign exchange spot,  forward,  and option contracts.
(C) Primarily interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(D) Principally debt instruments including government and corporate debt as well as mortgage-backed securities.
(E) Primarily net interest revenue.

Item 7.    Financial Statements, Pro Forma Financial
           Information and Exhibits

           -  Exhibit No. 12(a) Calculation of Ratio
              of Income to Fixed Charges

           -  Exhibit No. 12(b) Calculation of Ratio
              of Income to Fixed Charges Including
              Preferred Stock Dividends

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CITICORP
                              (Registrant)



                              By: /s/ Thomas E. Jones
                                  -------------------------------
                                      Thomas E. Jones
                                      Executive Vice President
                                      A Principal Financial
                                      Officer


Dated:  October 15, 1996